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                                                                     EXHIBIT 5.3

                                 [Letterhead of]

                           DRINKER BIDDLE & REATH LLP
                               [Princeton Office]

                                                         March 16, 2005



Ladies and Gentlemen:

                  We have acted as special counsel to Jones Retail Corporation, a New Jersey corporation (the "Company") in the State of New Jersey in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-4 (Registration No. 333-123021) (the "Registration Statement") under the Securities Act of 1933 (the "Act"), relating to the issuance and exchange of up to (i) $250,000,000 aggregate principal amount of new 4.250% Senior Notes due 2009 (the "New 2009 Notes"), for a like principal amount of the outstanding 4.250% Senior Notes due 2009, which have certain transfer restrictions, (ii) $250,000,000 aggregate principal amount of new 5.125% Senior Notes due 2014 (the "New 2014 Notes"), for a like principal amount of the outstanding 5.125% Senior Notes due 2014, which have certain transfer restrictions and (iii) $250,000,000 aggregate principal amount of new 6.125% Senior Notes due 2034 (the "New 2034 Notes" and, together with the New 2009 Notes and the New 2014 Notes, the "New Notes"), for a like principal amount of the outstanding 6.125% Senior Notes due 2034, which have certain transfer restrictions. The New Notes are to be issued pursuant to the indenture dated as of November 22, 2004 (the "Indenture"), among the Company, certain affiliates of the Company and SunTrust Bank, as trustee. All terms used herein have the meanings assigned to them in the Indenture unless otherwise defined herein.

                  In that capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Certificate of Incorporation of the Company, as amended; (b) the bylaws of the Company, as amended; and (c) the Indenture.

                  Based on the foregoing, and subject to the qualifications, limitations and assumptions stated herein, in our opinion: (i) the Indenture has been duly authorized, executed and delivered by the Company; (ii) each of the New Notes has been duly authorized; and (iii) when executed and authenticated in accordance with the terms of the Indenture, each of the New Notes shall be duly executed and delivered by the Company.

                  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do

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not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                  We are admitted to practice in the State of New Jersey and we express no opinion as to matters governed by any laws other than the laws of the State of New Jersey and the Federal laws of the United States of America.

                  This opinion is given as of the date hereof, and we do not undertake to advise you of any facts that come to our attention, or of any change in law that may occur, after the date hereof.

                  The opinions expressed above are solely for your benefit and may not be relied upon by any other person (including by any person that acquires the securities from you), or for any other purpose.

                                Very truly yours

                                /s/ Drinker Biddle & Reath LLP

                                DRINKER BIDDLE & REATH LLP